Exhibit 33.1

CERTIFICATION REGARDING COMPLIANCE WITH APPLICABLE SERVICING CRITERIA

1.

BMW Financial Services NA, LLC (“BMW FS”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of December 31, 2009 (the “Reporting Period”), as set forth in Appendix A hereto.  The transactions covered by this report include asset-backed securities transactions for which BMW FS acted as servicer involving retail installment sales contracts for automobiles (the “Platform”);

2.

BMW FS has engaged certain vendors (the “Vendors”) to perform specific, limited or scripted activities, and BMW FS elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors’ activities as set forth in Appendix A hereto;

3.

Except as set forth in paragraph 4 below, BMW FS used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria;

4.

The criteria listed in the column titled “Inapplicable Servicing Criteria” on Appendix A hereto are inapplicable to BMW FS based on the activities it performs, directly or through its Vendors, with respect to the Platform;

5.

BMW FS has complied, in all material respects, with the applicable servicing criteria as of December 31, 2009 and for the Reporting Period with respect to the Platform taken as a whole;

6.

BMW FS has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria as of December 31, 2009 and for the Reporting Period with respect to the Platform taken as a whole;

7.

BMW FS has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria as of December 31, 2009 and for the Reporting Period with respect to the Platform taken as a whole; and

8.

JH Cohn LLP, a registered public accounting firm, has issued an attestation report on BMW FS’s assessment of compliance with the applicable servicing criteria for the Reporting Period.

Date: March 25, 2010

By:    /s/ Martin Stremplat

Martin Stremplat

Chief Financial Officer